Exhibit 10.1

SOUTHWEST AIRLINES CO.

AMENDED AND RESTATED
SEVERANCE PLAN FOR DIRECTORS
(as amended and restated effective May 19, 2009)

1.           Purpose.  The purpose of the Southwest Airlines Co. Amended and Restated Severance Plan for Directors (the “Plan”) is to improve the ability of Southwest Airlines Co. (the “Company”) to (a) attract and retain highly qualified individuals to serve as outside directors of the Company, (b) provide competitive remuneration for Board service, and (c) recognize service on the Company’s Board of Directors.

2.           Effective Date.  The Plan shall be effective as of May 19, 2009, the date of its adoption by the Board of Directors.

3.           Severance Benefits for Outside Board Members. Upon retirement from the Board of Directors, a non-Employee Director who has served at least five years as such as of the date of his or her retirement shall be entitled to a cash payment of $35,000, and a non-Employee Director who has served at least ten years as such as of the date of his or her retirement shall be entitled to a cash payment of $75,000.  Further, a non-Employee Director who has served at least ten years as such as of the date of his or her retirement shall be entitled to an unlimited number of Nonrevenue Must Ride passes for the use of the Director and his or her spouse for the remainder of the life of the Director.  Use of such passes shall be subject to the regulations of the Company for nonrevenue travel.

4.           Modification and Termination.  The Board, in its discretion, may amend, alter, or terminate the Plan at any time.